Exhibit 99.1

Contact:

Investor Relations

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES

EXECUTIVE RESIGNATION

FOOTHILL RANCH, CA, March 15, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that Joseph Deckop has resigned his position as Executive Vice President of The Wet Seal, Inc. to pursue other interests.

Mr. Deckop joined The Wet Seal, Inc. in August of 2003 as the Executive Vice President of Central Planning and Allocation. He was acting Chief Executive Officer for a brief period from November 2004 until January 2005, after the resignation of former CEO, Peter D. Whitford.

“I am grateful for the contributions Joe has made to The Wet Seal, Inc., during a very tough period of our business,” said Joel Waller, chief executive officer. “He will be missed and we wish him all the best.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 402 stores in 47 states, the District of Columbia and Puerto Rico, including 308 Wet Seal stores and 94 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.